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     The following pages contain the Financial Statement Schedules as specified by 12(a) of Part IV of Form 10-K.

                                 EXHIBIT 12(A)

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES SALTON, INC.

                                                                      YEAR ENDED
                                                  ---------------------------------------------------
                                                      2005        2004      2003      2002       2001
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                                                              (THOUSANDS, EXCEPT RATIOS)
Fixed Charges
  Interest and amortization of debt issuance
    costs on all indebtedness                     $ 53,332   $  40,192   $41,008   $43,357   $ 39,043
  Add interest element implicit in rentals           3,599       3,557     3,807     3,040      3,724
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    Total fixed charges                           $ 56,931   $  43,749   $44,815   $46,397   $ 42,767
Income
  Income before income taxes                      $(55,505)  $(107,516)  $10,916   $44,541   $ 73,846
  Add fixed charges                                 56,931      43,749    44,815    46,397     42,767
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  Income before fixed charges and income taxes    $  1,426   $ (63,767)  $55,731   $90,938   $116,613
-----------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges                    0.03       (1.46)     1.24      1.96       2.73